Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Stock Incentive Plan of Stream Global Services, Inc. of our report dated August 10, 2009, with respect to the consolidated financial statements of EGS Corp. and Subsidiaries as of December 31, 2008 (Successor) and 2007 (Predecessor) and for the years ended December 31, 2007 (Predecessor) and 2006 (Predecessor) and the period January 1, 2008 through December 11, 2008 (Predecessor) and the period December 12, 2008 through December 31, 2008 (Successor), included in its Current Report on Form 8-K/A filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

October 7, 2009